Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

3RD QUARTER 2007 EARNINGS

November 2, 2007

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $283,000 for the quarter ended September 30, 2007 and $2.1 million for the nine month period ended September 30, 2007 compared to $1.3 million and $3.5 million for the three and nine month periods of the prior year. First PacTrust Bancorp reported both basic and diluted earnings per share of $.07 for the third quarter ended September 30, 2007 compared to basic and diluted earnings per share of $.31 and $.30 for the third quarter ended September 30, 2006, respectively. First PacTrust Bancorp reported basic and diluted earnings per share of $.51 and $.50 for the nine months ended September 30, 2007 compared to basic and diluted earnings per share of $.86 and $.83 for the nine months ended September 30, 2006, respectively.

For the quarter ended September 30, 2007, interest income decreased $750,000 to $11.3 million from $12.0 million in the prior year’s third quarter primarily due to a decrease of $44.8 million or 6.0% in the average balance of loans receivable from $749.6 million for the three months ended September 30, 2006 to $704.8 million for the three months ended September 30, 2007. For the nine months ended September 30, 2007, total interest income increased $886,000 to $34.5 million primarily due to a 26 basis point increase in the average yield on loans receivable reflecting the overall increase in interest rates compared to the prior period.

For the three months ended September 30, 2007, total interest expense decreased $64,000 to $7.3 million from $7.4 million for the prior year’s three month period due to a decrease in interest expense on FHLB advances exceeding an increase in interest expense on deposits. Interest expense on FHLB advances decreased $899,000 primarily due to an $86.9 million decrease in the average balance of FHLB advances resulting from increased deposit balances and decreased loan balances. Interest expense on deposits increased $835,000 for the three months ended September 30, 2007 resulting from a 24 basis point increase in the Company’s cost of funds due to an increase in short term interest rates as well as a $36.5 million increase in the average balance of deposits. For the nine months ended September 30, 2007, total interest expense increased $2.5 million to $21.9 million from $19.4 million for the nine month period ending September 30, 2006 due also to the Company’s increased cost of funds and growth in deposit balances. For the nine month period ended September 30, 2007, the Company’s cost of funds increased 57 basis points while the average balance of deposits increased $49.8 million from $514.1 million at September 30, 2006 to $563.8 million at September 30, 2007. The average balance of FHLB advances declined $65.3 million for the nine month period ended September 30, 2007 over the same period of the prior year.

Net interest income before provision for loan losses decreased $686,000 to $4.0 million for the quarter ended September 30, 2007, compared to $4.6 million in the same period of the prior year, reflecting the combined effect of the factors mentioned above. For the nine months ended September 30, 2007 total net interest income before provision for loan losses decreased $1.6 million to $12.6 million from $14.2 million for the nine month ending September 30, 2006 due also to the same factors mentioned above.

During the three month period ended September 30, 2007, a provision for loan losses of $804,000 was made compared to a negative provision of $83,000 in the same period of the prior year. Provisions for loan losses of $714,000 and provisions for loan losses of $100,000 were made for the nine month periods ended September 30, 2007 and 2006, respectively. The increase in the provision for loan losses made during the three month and nine month periods of the current year was the result of increasing the loan loss reserve for one non-accrual construction loan in which the Company is a one-third participant. During the quarter ended June 30, 2007, the Company determined that this loan, totaling $10.0 million, was impaired and a specific loss allocation of $786,000 was established. The loss allocation was established based on information obtained from the lead lender that the project had not been progressing as planned and the financial viability of the project was uncertain. During the quarter ended September 30, 2007, the Company determined that the loan should be classified as doubtful and that an additional reserve of $731,000 was needed given current market conditions. The Company’s construction loan portfolio, including the non-accrual construction loan, currently totals $20.8 million or 3.0% of the Company’s total loan portfolio. At this time the Company does not anticipate elevated levels of non-accrual loans and classified assets in the remaining construction loan segment of the portfolio. Year-to-date charge-offs totaled $16,000 and recoveries totaled $4,000 resulting in net charge-offs of $12,000 for the nine month period ending September 30, 2007. For the same period of the prior year net charge-offs totaled $3,000. Total non-performing loans, including the impaired loan mentioned above, totaled $12.7 million at September 30, 2007. Additionally, the Company does not originate sub prime loans. The allowance for loan losses was $5.3 million or .76% of total loans at September 30, 2007, compared to $4.7 million or .64% of total loans at September 30, 2006. Despite the devastating fires experienced in San Diego County in late October 2007, the Company does not anticipate any losses resulting from those fires at this time.

Noninterest income increased $34,000 to $593,000 for the three month period ended September 30, 2007 from $559,000 for the same period of the prior year, primarily due to increased customer service fees. Noninterest income for the nine months ended September 30, 2007 increased $168,000 to $1.8 million from $1.6 million for the nine month period ended September 30, 2006 also due primarily to increased customer service fees.

Noninterest expense increased $228,000 to $3.6 million for the third quarter of 2007 from $3.4 million for the third quarter of 2006, primarily due to increased losses experienced in connection with a California Affordable Housing Fund investment, increased professional fees and increased data processing costs. Noninterest expense increased $438,000 to $10.8 million for the nine months ended September 30, 2007 compared to $10.4 million for the same period of the prior year primarily due to the same factors mentioned above.

Total assets decreased by $37.9 million, or 4.7%, to $770.5 million at September 30, 2007 from $808.3 million at December 31, 2006 primarily due to decreased loan balances resulting from loan repayments exceeding loan originations for the nine months ended September 30, 2007. In order to prevent further margin compression, the bank has not been aggressively originating one-to four- family loans in the current competitive interest rate environment.

Total deposits increased by $11.6 million to $582.2 million at September 30, 2007 from $570.5 million at December 31, 2006. Deposits increased as a result of marketing efforts and newly originated business deposits, and primarily reflected growth in savings accounts and certificate of deposits. Due to the increased retail deposit balances and the reduction of loans outstanding, the bank has recently become less reliant on wholesale funding including Federal Home Loan Bank advances, which decreased $51.7 million to $99.5 million at September 30, 2007, and brokered certificates of deposit, which decreased $15.5 million to $6.2 million at September 30, 2007.

Equity increased $1.8 million to $83.6 million at September 30, 2007 from $81.7 million at December 31, 2006. The net increase resulted primarily from net income of $2.1 million, an increase in ESOP shares earned of $806,000, stock awards earned of $515,000, and an increase to retained earnings of $328,000 resulting from the adoption of the new accounting standard FIN 48. Equity was decreased primarily by the payment of dividends of $2.3 million and the purchase of treasury stock of $312,000. Despite the decrease in net income for the current quarter and nine month period, the Company does not expect to make a change in the current dividend policy.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30		Nine months Ended September 30
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,262	$12,012	$34,497	$33,611
Total interest expense	7,303	7,367	21,903	19,432

Net interest income	3,959	4,645	12,594	14,179
Provision for loan losses	804	(83)	714	100

Net interest income after provision for loan losses	3,155	4,728	11,880	14,079
Noninterest income	593	559	1,802	1,634
Noninterest expense	3,620	3,392	10,794	10,356

Income before taxes	128	1,895	2,888	5,357
Income tax provision	(155)	640	767	1,868

Net income	$283	$1, 255	$2,121	$3,489

Earnings per share
Basic	$.07	$.31	$.51	$.86

Diluted	$.07	$.30	$.50	$.83

	September 30, 2007	December 31, 2006
	(In thousands)
Selected Financial Condition Data
Total assets	$770,476	$808,343
Cash and cash equivalents	13,242	13,995
Loans receivable, net	704,745	740,044
Securities available for sale	14,208	13,989
Deposits	582,190	570,543
BOLI	16,861	16,349
Advances from Federal Home Loan Bank	99,500	151,200
Shareholders’ equity	83,577	81,741

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Selected Financial Ratios (1)
Return on average assets	.15%	.61%	.36%	.59%
Return on average equity	1.35	6.26	3.39	5.87
General and administrative expenses to average assets	1.88	1.66	1.84	1.74
Efficiency ratio (2)	79.53	65.18	74.98	65.49
Net interest margin	2.15	2.38	2.25	2.49

	As of September 30, 2007	As of September 30, 2006
Non-performing assets to total assets (3)	1.65%	.00%
Book value per common share (4)	$19.94	$19.65

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents non interest expense divided by net interest income plus noninterest income.

(3)	Consists of assets 90 days past due.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.